CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 6, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Shareholders of Dreyfus Founders Focus Fund and Dreyfus Founders Growth Fund (two of the portfolios constituting Dreyfus Founders Funds, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the "Financial Statements and Experts" in such Registration Statement.


PricewaterhouseCoopers LLP


Denver, Colorado
November 20, 2001